DRAFT 11/29/01


                      [FORM CONTRIBUTION AGREEMENT FOR
                              ASSET TRANSFERS]


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                           CONTRIBUTION AGREEMENT

                               by and between


                       Carolina Power & Light Company

                                    and

                          Rowan County Power, LLC







                           ________________, 2001




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                           CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of _______, 2001 by and between Carolina Power & Light Company, a North Carolina corporation (the "Contributor"), and Rowan County Power, LLC, a North Carolina limited liability company (the "Recipient").

                                 BACKGROUND

         WHEREAS, the Contributor is the sole member of the Recipient; and

         WHEREAS, the Contributor desires to contribute to the Recipient and the Recipient desires to accept the contribution of, all of the rights and obligations of the Contributor as owner of and obligor under the Transferred Assets (as defined below) and the Assumed Liabilities (as defined below) in accordance with the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                Contribution

         Section 1.1 Assignment and Transfer of Certain Assets. On and as of the Effective Date, the Contributor shall contribute, transfer and assign, irrevocably and without recourse (other than with respect to liability for the representations and warranties set forth in Article II), to the Recipient, and the Recipient shall receive, accept and assume, irrevocably and without recourse, all of the Contributor's right, title and interest in and to the assets set forth on Schedule A hereto and the Contracts listed on Schedule B hereto (collectively, the "Transferred Assets").

         Section 1.2 Excluded Assets. Recipient expressly understands and agrees that the assets and properties set forth on Schedule C hereto (collectively, the "Excluded Assets") shall be excluded from the Transferred Assets.

         Section 1.3 Assumption of Certain Liabilities by the Recipient. On and as of the Effective Date, the Recipient shall assume, perform and otherwise pay, satisfy and discharge and shall forever releases the Contributor, irrevocably and without recourse (other than with respect to liability for the representations and warranties set forth in Article II), from the liabilities and obligations howsoever accrued or incurred arising from the operation or the ownership of the Transferred Assets from and after the Effective Date (the "Assumed Liabilities"), including but not limited to the following Assumed Liabilities:

         (a) Responsibility for decommissioning the generating stations in compliance with all requirements of applicable law, including responsibility for establishing, maintaining and funding (except to the extent, and only to the extent, otherwise provided herein) and such financial assurance mechanisms as shall be required to provide for such decommissioning under such requirements of law;

         (b) Obligations to comply with, and all liabilities connected with or arising out of, the Permits, exemptions, allowances, approvals and other items (including applications) obtained or required in connection with the Transferred Assets, including the obligations and liabilities arising from or related to emission and discharge allowances, any and all zoning, land use, building, construction, demolition, setback and subdivision Permits, approvals and authorizations, and the obligation to cure any violation or default arose or occurred from and after the Effective Date;

         (c) Obligations and liabilities under any and all amendments, modifications, extensions or renewals of all existing Permits, variances, certificates, licenses, consents, authorizations and approvals relating to the Transferred Assets; and

         (d) Obligations and liabilities under the assigned Contracts, including those listed on Schedule B.

         Section 1.4 Excluded Liabilities. The Recipient shall not assume or be obligated to pay, perform or otherwise discharge the following excluded obligations and liabilities (collectively, the "Excluded
Liabilities"):

         (a) the liabilities and obligations howsoever accrued or incurred arising from the operation of the ownership of the Tranmission Assets prior to the Effective Date;

         (b) the liabilities and obligations howsoever accrued or incurred arising from the operation or the ownership of the Transmission Assets prior to the Effective Date;

         (c) obligations and liabilities of the Contributor in respect of any assets of the Contributor which are not Transferred Assets;

         (d) obligations and liabilities for personal injury or property loss or damages (but only to the extent the alleged injury or property loss or damage occurred before the Effective Date) resulting from or arising out of the ownership or operation of the Transferred Assets by the Contributor prior to the Effective Date;

         (e) any fines or penalties imposed by a federal, state or local governmental authority to the extent resulting from acts or omissions of the Contributor prior to the Effective Date;

         (f) liabilities and obligations of the Contributor or any of its Affiliates (or any of their respective predecessors-in-interest) for any federal, state or local taxes (collectively, "Taxes") due or becoming due by reason of the ownership, possession, use, operation, purchase, acquisition, sale or disposition, of any of the Transferred Assets and relating to the period prior to the Effective Date or otherwise relating to the consummation of the transactions contemplated herein, including (i) Taxes attributable to employee withholding tax obligations, (ii) Taxes imposed on, or accruing as a result of the contribution of the Transferred Assets and (iii) Taxes attributable to, or resulting from, recapture of depreciation, other tax benefit items, or otherwise arising from the transactions contemplated by this Agreement; and

         (g) except as otherwise provided in the preceding clauses (a) through (f) of this Section 1.4, all liabilities and obligations to the extent relating to, or based upon events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by the Recipient hereunder.

         Notwithstanding anything to the contrary contained herein, in the event of any ambiguity with respect to whether any liability is an Assumed Liability or an Excluded Liability, such liability shall be considered for all purposes hereunder, as an Assumed Liability.

                                ARTICLE II

                       Representations and Warranties

         Section 2.1 Representations and Warranties of Both Parties. The Contributor and the Recipient each represents and warrants to the other party, as of the Effective Date, as follows:

         (a) Such party is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and such party has the requisite authority to enter into and perform this Agreement.

         (b) The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all necessary action of such party. This Agreement has been duly executed and delivered by an authorized officer of such party, and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof.

         (c) All consents or authorizations of, filings with, or other acts by or in respect of any other person or any governmental authority or agency required in connection with the execution, delivery or performance by it, or the validity or enforceability as to it, of this Agreement (including consents and approvals required to avoid (i) a violation of law applicable to or binding on it or any of its properties, (ii) any violation or default under any material Contract, or (iii) any violation or default under any Permits).

         (d) The execution, delivery and performance by it of this Agreement will not violate or result in a default under any of its constituent documents.

         Section 2.2 Representations and Warranties of Contributor. The Contributor represents and warrants to the Recipient that:

         (a) the Transferred Assets are being transferred by the Contributor to the Recipient free and clear of any and all Liens except such Liens as are stated in any agreement, deed or other document of conveyance for any or all of the Transferred Assets or any title report relating to any real property; and

         (b) each of the Contracts listed on Schedule B hereto is in full force and effect and Contributor is not in default under or in violation of nor is there a valid basis for any claims to default under or violation of any of the Contracts listed on Schedule B hereto.

                                ARTICLE III

                              Indemnification

         Section 3.1 Contributor Provides Indemnification. The Contributor shall defend, protect, indemnify and save harmless the Recipient from and against any and all liabilities, suits, actions, losses, damages, costs and expenses, including without limitation reasonable counsel fees, suffered or incurred by the Recipient resulting from or relating to the operation or the ownership of the Transferred Assets prior to the Effective Date.

                                ARTICLE IV

                               Miscellaneous

         Section 4.1 [Real Property Transfer. The transfer of any and all fee-owned real property shall be subject to the terms and conditions of that certain [Describe Deed] dated the date hereof between the Contributor and the Recipient and if any inconsistency shall exist between this Agreement and that certain [Deed], such [Deed] shall control. The Contributor shall be responsible for the recording of all such deeds and related transfer taxes.]

         Section 4.2 Remaining Rights. To the extent the Contributor is viewed as having any rights after the date hereof with respect to the Transferred Assets, the Contributor shall exercise those rights as directed by the Recipient.

         Section 4.3 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto.

         Section 4.4 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         Section 4.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses unless otherwise provided herein.

         Section 4.6 Amendments. The terms and provisions of this Agreement may not be amended except by a written instrument signed by each of the parties hereto.

         Section 4.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         Section 4.8 Captions. The captions of the articles and sections of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

         Section 4.9 Severability. Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

         Section 4.10 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of [North Carolina], without giving effect to its conflicts of law principles.

         Section 4.11 Entirety of Agreement. This Agreement embodies the entire agreement and understanding between the Contributor and the Company relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         Section 4.12 Further Assurances. This Agreement is intended to be a bill of sale and assignment and assumption agreement intended to contribute, transfer and assign all rights, title and interest in the Transferred Assets, irrevocably and without recourse, to the Recipient and whereby the Recipient assumes all Assumed Liabilities, irrevocably and without recourse. In furtherance of the foregoing, the Contributor and the Recipient each hereby agree, without the payment of further consideration by either party, that it shall:

         (a) execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as necessary, appropriate or advisable for the effective contribution, transfer and assignment of the Transferred Assets; and the Assumed Liabilities to the Recipient; in furtherance of the foregoing and as an illustration, each of the Contributor and the Recipient shall take whatever actions and execute whatever further documents either party deems necessary, appropriate or advisable to transfer (i) any and all assets and liabilities of the Contributor which may not be included within the Transferred Assets or the Assumed Liabilities but, upon further consideration, should have been so included and transferred to the Recipient and (ii) any and all assets and liabilities of the Contributor which were transferred to the Recipient hereunder but, upon further consideration, should not have been so transferred;

         (b) maintain copies of this Agreement and related documents in its books and records, and make appropriate entries in its books and records to reflect the contribution and assumption of the Transferred Assets and the Assumed Liabilities to and by the Recipient, irrevocably and without recourse;

         (c) in the case of the Contributor, not in any way represent that it owns the Transferred Assets;

         (d) in the case of the Recipient, not in any way represent that it does not own the Transferred Assets or disclaim its obligations under the Assumed Liabilities; and

         (e) if a third party inquires, advise such third party that the Transferred Assets and the Assumed Liabilities were contributed to and assumed by the Recipient pursuant to the terms of this Agreement.

         Section 4.13 Accounting for Capital Contribution. On the Effective Date, the Recipient shall record the contribution of the Transferred Assets and the Assumed Liabilities on its books and records as a capital contribution of the Contributor in an amount equal to the net fair market value agreed upon by the Recipient and the Contributor for the Transferred Assets and the Assumed Liabilities acting on an arm's length basis.

         Section 4.14 Effective Date. On the Effective Date, each of the Contributor and the Recipient shall execute a letter agreement acknowledging that the Effective Date has occurred and that the transactions contemplated hereby have been consummated.

         Section 4.15 Definitions.

         (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

         (b) "Contracts" means all contracts, purchase or sale contracts, fuel contracts, distribution agreements, service agreements, development agreements, consulting agreements, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Transferred Assets or primarily used or useful in the operation of the Transferred Assets.

         (c) "Effective Date" shall mean the earliest date upon which all of the Required Consents have been obtained and all actions necessary for the transfer of real property pursuant to Section 4.1 shall been completed.

         (d) "Liens" means all mortgages, liens, pledges, charges, security interests, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, defects in title and other encumbrances or rights of others in respect of real property.

         (e) "Permits" means all governmental permits, licenses, registrations, orders and approvals relating to or primarily used or useful in the Transferred Assets.


                          [Signature Page follows]



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                             CAROLINA POWER & LIGHT COMPANY


                                             By:  ____________________________
                                                  Name:
                                                  Title:


                                             ROWAN COUNTY POWER, LLC


                                             By:  ____________________________
                                                  Name:
                                                  Title:



                                                                 Schedule A


                             Transferred Assets

                        [Description to be Provided]




                                                                 Schedule B

                             Assigned Contracts

                        [Description to be Provided]



                                                                 Schedule C

                              Excluded Assets

                        [Description to be Provided]

         (a) all cash and cash equivalents on hand an in banks on the day prior to the Effective Date;

         (b) all loans, accounts receivable, notes or other obligations receivable by or payable to the Contributor;

         (c) [intellectual property rights]

         (d) [others]; Progress to develop list of multi-use assets and categories.




                                                                 Schedule D

                             Required Consents